UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2018

Skyworks Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

20 Sylvan Road, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 376-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2018, Skyworks Solutions, Inc., a Delaware corporation (the “Company” or “Skyworks”), and AI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Skyworks (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Avnera Corporation, a Delaware corporation (“Avnera”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative and agent of the Avnera equity holders. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Avnera, with Avnera continuing as the surviving corporation and a wholly owned subsidiary of Skyworks (the “Merger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Merger Agreement provides for a total cash consideration of $405 million to be paid by the Company to the Avnera equity holders at the effective time of the Merger (the “Closing”), subject to certain customary closing adjustments and set asides. Pursuant to the terms of the Merger Agreement, at the Closing, (i) each outstanding share of Avnera’s common stock (after giving effect to the conversion of all shares of preferred stock of Avnera to shares of common stock, but excepting shares held in treasury or owned by stockholders who have validly exercised their appraisal rights under Delaware law), (ii) each Vested Option (including those Vested Options that become vested by their terms immediately prior to or as of the Closing), and (iii) each unexpired, unexercised and outstanding Warrant, will be cancelled and converted into the right to receive a portion of the total cash consideration. The Company also agreed, subject to the terms and conditions of the Merger Agreement, to pay up to an additional $20 million in contingent consideration based on the achievement of a revenue-based target during the twelve-month period beginning on the first day of the Company’s first full fiscal quarter that begins immediately following the Closing. The Company intends to fund the merger consideration with cash on hand.

In addition, at the Closing, each Unvested Option will be assumed by the Company and converted into an option to purchase shares of common stock of the Company, and each share of Unvested Stock will be cancelled and converted into the right to receive an amount of cash per share equal to the consideration paid to other holders of shares of Avnera common stock, in each case as described by the Merger Agreement and subject to the same vesting schedule applicable under such Unvested Option or Unvested Stock.

At the Closing, the Company will also enter into an escrow agreement in a customary form (the “Escrow Agreement”) and deposit an aggregate amount of $5.025 million into two separate escrow funds for the purposes of (i) securing the Company’s indemnification rights for any and all losses for which they are entitled to indemnification pursuant to the Merger Agreement or the Escrow Agreement (which such amount would be contributed towards the satisfaction of the retention amount of a buyer-side representation and warranty insurance policy to be issued at the Closing) and (ii) securing any reimbursement obligations of the equity holders of Avnera in connection with customary working capital and other Closing date adjustments.

The parties currently expect the Closing to occur by September 2018. The Closing is conditioned upon customary closing conditions, including the receipt by Avnera of the requisite stockholder vote approving the Merger. The Merger Agreement contains customary representations and warranties of the parties, including representations and warranties from Avnera relating to its ownership and capitalization, financial statements, intellectual property, labor and employee benefit matters, material contracts, environmental and legal compliance, litigation, and brokers, as well as customary covenants of the parties relating to access to information, exclusivity, termination of affiliate arrangements and the conversion of the Avnera preferred stock to common stock following receipt of the requisite majority vote of the holders of Avnera preferred stock. The Merger Agreement also contains certain termination rights of the Company and Avnera, including in the event of certain breaches of representations, warranties and covenants by the other party and in the event that the Closing does not occur prior to January 30, 2019.

The foregoing description of the Merger Agreement and the transactions contemplated therein is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2018.

Item 7.01 Regulation FD Disclosure.

On August 6, 2018, the Company issued a press release in which it announced the transaction described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	The Company’s Press Release, dated August 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

August 6, 2018	By:	/s/ Kris Sennesael
	Name:	Kris Sennesael
	Title:	Senior Vice President and Chief Financial Officer